NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

AAA NCNU SELECTS EPSILON FOR COMPREHENSIVE MULTICHANNEL MARKETING SERVICES

Epsilon to Provide Direct Marketing Strategy and Planning; Print Production; Analytics and
Reporting Capabilities; and Permission-Based Email Marketing Services

DALLAS, Texas (Sept. 2, 2010) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon subsidiary has signed a new agreement with AAA Northern California Nevada and Utah (AAA NCNU), the second-largest club in the national AAA federation.

AAA NCNU is best-known for automobile insurance offerings and its Emergency Road Service. The organization also offers a wide array of automotive, travel, insurance, DMV, financial services and consumer discounts to its more than 4.2 million members.

Under the terms of the new agreement, Epsilon’s full-service agency, Purple@Epsilon, will provide marketing services to the Northern California, Nevada and Utah AAA club. Epsilon’s marketing campaigns will be geared toward increasing member acquisition and improving cross-sell efforts to members and prospects through enhanced one-to-one marketing initiatives. Specific services will include direct marketing strategy development and execution, print production for direct mail, analytics and reporting support, and permission-based email marketing services.

Epsilon will work closely with AAA’s membership and insurance marketing teams to define marketing program goals, incorporate results, and build communication plans that enable testing and learning around audience, types of offers, creative, timing, and frequency. By leveraging AAA NCNU’s existing internal marketing database and working with their database team, Epsilon will identify target segments for campaign inclusion, define test cells within those segments, and provide comprehensive reporting on campaign results. Epsilon will also conduct competitive research and tracking to evaluate direct mail and email initiatives across the industry. In addition, Epsilon will provide consulting services to help AAA NCNU identify and purchase relevant data lists to supplement its marketing efforts.

“Our organization selects key partners with specific marketing disciplines and expertise to support our efforts, and Epsilon was the clear choice for providing multichannel, direct and digital marketing services,” said Mary D’Agostino, vice president of marketing at AAA NCNU. “Epsilon’s breadth of services and unique experience will enable us to improve our one-to-one marketing approach.”

According to Bryan Kennedy, president of Epsilon, “AAA NCNU is a highly recognizable and reputable brand that we’re pleased to add to our growing client roster. They face the challenge of continued growth in a market where they already have high penetration, and we’re confident in our ability to support those growth initiatives through our people, technology and industry expertise. Our Purple@Epsilon team is well equipped to integrate the marketing tools and strategies necessary to generate and expand AAA’s member relationships.”

About AAA NCNU

AAA Northern California, Nevada and Utah offers a wide array of automotive, travel, insurance, DMV, financial services and consumer discounts to over 4.2 million members. AAA has been a leader and advocate for the safety and security of all travelers since it was founded more than 100 years ago.

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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